Exhibit 16.1

September 17, 2015

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Media Analytics Corporation. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report o Form 8-K dated September 10, 2015 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm, ZBS Group LLP.

ZBS Group LLP

Plainview, New York

255 Executive Drive, Suite 400 Plainview, New York 11803

Tel:    (516) 394-3344      Fax:   (516) 908-7867

www.zbscpas.com